 EXHIBIT 3.11

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0270472009-4
	Filing Number 20140719196-90
Secretary of State	Filed On 10/16/2014
State Of Nevada	Number of Pages 13

OCT 15 PM 1:51

Certificate of Amendment
(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

808 Renewable Energy Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Series D Preferred Stock, See "Certificate of Designation Establishing Series D Preferred Stock of 808 Renewable Energy Corporation" attached hereto and incorporated herein by reference.

3. The undersigned declare that they constitute at least two-thirds of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date and time of filing: (optional) Date: 10/1/14 Time:
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [signature] Authorized Signature

X [signature] Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-Before Revised: 8-31-11

Oct 14 14 10:27p Michael/Mattrose Miko 808-456-0146 p.1

From: unknown Page: 3/15 Received by: NV Secretary of State Date: 10/16/2014 4:09:19 PM

CERTIFICATE OF DESIGNATION
ESTABLISHING THE
SERIES D PREFERRED STOCK
OF
808 RENEWABLE ENERGY CORPORATION,
A Nevada corporation

808 RENEWABLE ENERGY CORPORATION, a corporation organized and existing under the Nevada Revised Statutes (the "Corporation"),

DOES HEREBY CERTIFY:

That, pursuant to the authority conferred on the Board of Directors of the Corporation (the "Board of Directors") by the Articles of Incorporation of the Corporation, and pursuant to Sections 315, 195 and 1955 of the Nevada Revised Statutes, Chapter 78, the Board of Directors, by unanimous written consent effective as of September 29, 2014, adopted the following resolution providing for the designation, number, rights, preferences, privileges and restrictions relating to a series of Preferred Stock of the Corporation (the "Preferred Stock"):

> RESOLVED, that the Corporation hereby amends ARTICLE III of its Articles of Incorporation to create and issue a series of Preferred Stock to be designated the "Series D Preferred Stock" by adding the following Section F and related Sections and subsections to ARTICLE III of its Articles of Incorporation, and that the Board of Directors hereby fixes and determines the designation, number, rights, preferences, privileges and restrictions relating to such shares of Series D Preferred Stock as follows:

F. Rights, Preferences, Privileges and Restrictions of Series D Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series D Preferred Stock, which series shall consist of 8,000,000 shares, are as set forth below in this Article III(F).

1. Dividend Provisions. Subject to the rights of any series of Preferred Stock that from time to time may come into existence, the holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock of the Corporation, at the rate of $0.15 per share per annum for the Series D Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like), payable quarterly, and are cumulative. The holders of the outstanding Series D Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that from time to time may come into existence, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.25 for each outstanding share of Series D Preferred Stock (the **"Original Series D Issue Price"**) and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that from time to time may come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock, in proportion to the amount of such stock owned by each such holder.

(b) Upon the completion of the distribution required by **subsection 2(a)** immediately above, the distribution required by **subsection 2(a) of Article III(C)** of the Articles of Incorporation of the Corporation and any other distribution that may be required with respect to any series of Preferred Stock that from time to time may come into existence, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock *pro rata* based on the number of shares of Common Stock held by each.

(c) For purposes of this **Section 2**, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of Series D Preferred Stock then outstanding determine otherwise), (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; unless, with respect to clause (i) or clause (ii) of this **subsection 2(c)**, the Corporation's stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

(d) Whenever any liquidation, dissolution or winding up of the Corporation provided for in this **Section 2** requires that any distribution in connection therewith will be payable in property other than cash, then the value of such property shall be its fair market value, as determined in good faith by the Board of Directors, except that, if such property consists of securities, then such securities shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) If the securities are then traded on a national securities exchange or the NASDAQ Global Market (or a similar global or national quotation system), then the value of such securities shall be deemed to be the average of the daily closing prices of such securities on such exchange or system over the thirty (30) day period ending three (3) days before the distribution; and

(B) If the securities are then actively traded over-the-counter, then the value of such securities shall be deemed to be the average of the daily closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days before the distribution; and

(C) If there is no active public market for the securities, then the value of such securities shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined pursuant to any of **subparagraphs** (i)(A), (i)(B) **or** (i)(C) of this **subsection** 2(d) (as applicable) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

3. <u>Conversion.</u> The holders of Series D Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

(a) <u>Right to Convert.</u> Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, 24 months after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into the number of fully paid and nonassessable shares of Common Stock. The Conversion Price shall be determined by multiplying the average Market Price of 808 Renewable Energy common shares (RNWR) during the ten trading days ending one trading day prior to the conversion date by 40%.

(b) <u>Automatic Conversion.</u> Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series D Preferred Stock immediately upon the earlier of *either* (i) the date that is twenty-four (24) months from the Purchase Date (as defined in in **subsection 3(d)(i)** hereof *or* (ii) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series D Preferred Stock.

(c) <u>Mechanics of Conversion.</u> Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall

surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock and shall give written notice to the Corporation at its principal corporate office of the election to convert the same, stating therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at that office to the holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Series D Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price for the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation issues, after the date upon which any shares of Series D Preferred Stock first were issued (the "**Purchase Date**"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately before the issuance of such Additional Stock, then the Conversion Price for such series in effect immediately before each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Conversion Price for the Series D Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance (including shares of Common Stock deemed to be issued pursuant to **subsection 3(d)(i)(E)(1)** or (2) hereof) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance (including shares of Common Stock deemed to be issued pursuant to **subsection 3(d)(i)(E)(1)** or (2) hereof) plus the number of shares of such Additional Stock.

(B) No adjustment of the Conversion Price for the Series D Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and *either* shall be taken into account in any subsequent adjustment made before three (3) years from the date of the event giving rise to the adjustment being carried forward *or* shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in **subsections (E)(3)** and **(E)(4)** below, no adjustment of the Conversion Price for the Series D Preferred Stock pursuant to this **subsection 3(d)(i)** shall have the effect of increasing the Conversion Price for the Series D Preferred Stock above the Conversion Price for the Series D Preferred Stock in effect immediately before such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discount, commission or other expense allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii) hereof:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D) hereof).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the anti-dilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), the Conversion Price for the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of

such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or 3(d)(i)(E)(4) hereof.

(ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E) hereof) by the Corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof; or

(B) shares of Common Stock issued or issuable to employees, consultants, legal counsel, officers and/or directors of the Corporation directly or pursuant to an equity incentive plan, a stock incentive plan, a stock option plan, a restricted stock plan, any plan similar to the foregoing types of plan or any agreement approved by the Board of Directors; or

(C) shares of Common Stock issued or issuable to equipment financers, equipment lessors, commercial banks, vendors and/or legal counsel pursuant to any agreement or arrangement approved by the Board of Directors; or

(D) shares of Common Stock issued or issuable upon the exercise or conversion of warrants or other securities or rights to persons or entities with which the Corporation has business relationships, provided that such issuances are approved by the Board of Directors;

(E) shares of Common Stock or Preferred Stock issued in connection with any acquisition (including any technology acquisition) or joint venture or strategic alliance agreement or any other business transaction or arrangement approved by the Board of Directors, including any business acquisition by the Corporation, whether by merger,

consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such business acquisition is approved by the Board of Directors; or

(F) shares of Common Stock issued or issuable upon conversion of Preferred Stock of the Corporation (including the Series D Preferred Stock).

(iii) Upon an initial purchase of 1,600,000 shares of Series D Preferred ($2,000,000), Thomas Grainger, or his assignees, shall have exclusive option for an additional 4,000,000 shares of the Series D Preferred ($5,000,000) for a period of 90 days from the date of the original purchase.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii) hereof, then, in each such case for the purpose of this subsection 3(e), the holders of the Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there is a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2 of this Article III(F)), provision shall be made so that the holders of the Series D Preferred Stock thereafter shall be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled upon such

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on this 29th day of September 2014.

808 RENEWABLE ENERGY CORPORATION

By: ______________________
Patrick S. Carter,
President

OCT 16 PM 1:51

recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series D Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock that the holder at the time is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series D Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series D Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series D Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock, at least twenty (20) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of

such dividend, distribution or right and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then-outstanding shares of the Series D Preferred Stock, then, in addition to such other remedies as may be available to the holders of the then-outstanding shares of Series D Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of the Corporation's counsel, be necessary to increase the Corporation's authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation or by written consent of the stockholders of the Corporation in lieu of meeting, the holders of shares of Series D Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such shares of Series D Preferred Stock could then be converted, and, with respect to such vote, such holders (a) shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (b) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and (c) shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted, and fractional voting rights available on an as converted basis (after aggregating all shares into which shares of Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward). Except as otherwise expressly provided herein, and except to the extent otherwise provided by the Nevada Revised Statutes, the holders of shares of Series D Preferred Stock shall have no right to vote as a separate class or series of shares of capital stock of the Corporation. Without limiting the generality of the foregoing, the holders of shares of Series D Preferred Stock shall have no right to vote as a separate class or series of shares of capital stock of the Corporation with respect to any plan of merger, plan of conversion or plan of exchange under Section 92A.120 of the Nevada Revised Statutes.

5. Protective Provisions. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock (voting together as a single series of Preferred Stock):

(a) alter or change any of the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect such shares;

(b) increase the authorized number of shares of Series D Preferred Stock;

(c) reclassify any outstanding shares of any class or series of the Corporation's stock; or

(d) redeem, purchase or otherwise acquire any shares of Common Stock; *provided, however,* that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or cessation of service, or otherwise pursuant to any stock restriction agreement, stock option agreement or other agreement or plan providing for employees or consultants or other persons to own (or potentially own) shares of Common Stock.

6. Status of Converted or Redeemed Series C Preferred Stock. If shares of Series D Preferred Stock are converted pursuant to **Section 3** of this **Article III(F)** or redeemed pursuant to **Section 4** of this **Article III(F)**, then such shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.